EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Bone Biologics 2015 Equity Incentive Plan, as amended September 12, 2023, of our report dated March 30, 2023, relating to the consolidated financial statements of Bone Biologics Corporation as of December 31, 2022 and 2021, and for the years then ended, which appear in Bone Biologics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 30, 2023.

/s/ Weinberg & Company, P.A.

Los Angeles, California

September 15, 2023